Exhibit 99.1

iPASS REPORTS THIRD QUARTER 2009 RESULTS

Company Delivers on non-GAAP Profitability of $0.9 million or $0.01 per diluted share;
Reports GAAP loss of $6.1 million or ($0.10) per share that includes $4.8 million or ($0.08) per share Charge to Address Sales Tax Issue

REDWOOD SHORES, CA — November 5, 2009 — iPass Inc. (NASDAQ: IPAS), a leading provider of enterprise mobility services, today reported financial results for its third quarter ended September 30, 2009.

On a GAAP basis, iPass reported revenues of $42.6 million for the third quarter of 2009 and a $6.1 million net loss or ($0.10) per share, of which $4.8 million or ($0.08) per share resulted from a charge for state sales taxes and related penalties and interest. This compared to revenues of $48.4 million and a $2.1 million net loss or ($0.03) per share in the third quarter of 2008, and compared to revenues of $43.7 million and $1.0 million in net income or $0.02 per diluted share in the prior quarter.

On a non-GAAP basis (which excludes stock compensation expenses, amortization of intangible assets, restructuring charges, and charges, penalties and interest associated with sales taxes), non-GAAP net income for the third quarter was $0.9 million or $0.01 per diluted share. This compared to non-GAAP net income of $0.5 million or $0.01 per diluted share for the third quarter of 2008, and compared to non-GAAP net income of $1.8 million or $0.03 per diluted share in the prior quarter.

"I’m pleased with the work of the new management team, particularly in light of a challenging business environment. The evolution of the business continues to push forward and the technology-led turnaround here at iPass is on track,” said Evan Kaplan, President and Chief Executive Officer of iPass. “Our new mobility platform is scheduled for delivery at year-end, and we’ve received very positive feedback from customers and carrier partners.”

Financial Highlights(1)

(in millions, except per share amounts)	Q3 ’09		Q2 ’09	Q3 ’08
Revenues
Wi-Fi and Hotel Ethernet	$15.3		$16.0	$16.3
Managed Network Services	7.1		7.2	6.8
3G Mobile Data	4.7		4.4	3.2
Broadband Revenues	27.1		27.6	26.3
Services and Software Revenues	11.6		11.5	13.3
Dial-up Revenues	3.9		4.6	8.8
Total Revenues	$42.6		$43.7	$48.4

GAAP Net Income (Loss)	$(6.1)	(2)	$1.0	$(2.1)
Per Diluted Share	$(0.10)		$0.02	$(0.03)

Non-GAAP Net Income	$0.9		$1.8	$0.5
Per Diluted Share	$0.01		$0.03	$0.01

Adjusted EBITDA	$1.9		$2.8	$1.4

Cash and Short-Term Investments	$50.4		$70.1	$68.0
______________
(1) The reconciliation of GAAP to Non-GAAP financial measures is discussed below.
(2) Q3’09 includes a restructuring charge of approximately $920,000 and sales tax charges of $4.8 million; see non-GAAP reconciliation below.

“Importantly, I am pleased that despite the lack of any recovery in business travel, we delivered non-GAAP profitability and nearly $2 million of Adjusted EBITDA in the quarter,” said Steven Gatoff, Senior Vice President and Chief Financial Officer. “While I’m disappointed by the sales tax charges, having the team apply rigor and a fresh look will ensure we get this work behind us and provide a solid foundation for driving value going forward.”

Selected Operating Highlights and Metrics

	Q3 ’09	Q2 ’09	Q3 ’08
Total iPassConnect Users
Broadband Users	282,000	293,000	311,000
Dial-up Users	91,000	110,000	188,000
Total iPass On-Network Users	373,000	403,000	499,000
Total iPass Off-Network Users	778,000	795,000	628,000
Total iPassConnect Users	1,151,000	1,198,000	1,127,000

3G Subscriptions	34,000	31,000	21,000
Broadband Venues	140,000	122,000	105,000
Quarterly Monthly Order Value(1)	$380,000	$310,000	$856,000
Total Forbes Global 2000 Customers(2)	381	377	364
______________

 (1) Quarterly Monthly Order Value represents the amount of new committed monthly revenue booked in the quarter; for customer re-signs, only the portion of the new contractual commitment that exceeds the customer’s previous monthly commitment is included in this calculation.

(2) Based on the Forbes Global 2000 list published in April 2009.

The company achieved several significant milestones in the third quarter, including:

•	Launch of its Blackberry Smartphone solution, extending leadership in breadth of mobile device support;

•	Commencement of global customer testing of its new enterprise mobility services platform; and

•	Completion of its leadership transformation with the addition of Nick Hulse as senior vice president of worldwide sales.

Also during the quarter, the company closed $380,000 of Monthly Order Value contracts representing newly committed monthly revenues and reported another quarter of increase in its iPassConnect client fees.  iPass continues to make progress on several fronts, including the development of the company’s new cloud-based platform that will allow iPass to more effectively monetize and extend its leadership position in enterprise mobility services.

Also in Q3, the company determined that additional sales taxes were probable of being assessed for multiple states as a result of addressing a sales and use tax audit which was initiated this fiscal year.  The company has worked to quantify the cumulative amount of these additional sales taxes, which have not been billed to customers, as of September 30, 2009.  As a result, the company recorded an estimated sales tax liability, including interest and penalties, of approximately $4.8 million or $0.08 per share during the quarter. Importantly, the company has also begun the process of implementing the systems to address these sales taxes and anticipates billing for these taxes will begin in 2010.

In the third quarter, iPass began delivering on its commitment to return up to $40 million to stockholders, paying a special cash dividend of $20 million or $0.32 per share in September 2009.  iPass also announced today that the company intends to distribute an additional $10 million of capital to stockholders as a special cash dividend of $0.16 per share in December 2009.  The company concurrently announced that it is launching a $10 million stock buyback program and that it will dividend-out to stockholders any remaining portion of the $10 million that has not been used to repurchase iPass shares by March 31, 2011.

Company Outlook
For the fourth quarter of 2009, ending December 31, 2009, the company anticipates revenue and net income (loss) per share results on a GAAP and non-GAAP basis to be in the following ranges:

Total Revenues:	$39 – 41 million
GAAP net income (loss) per share:	($0.06) – ($0.04)
Non-GAAP net income (loss) per share:	($0.03) – $0.00

Fourth quarter projected GAAP net income (loss) per share includes a charge of approximately $300,000 for a reserve for sales tax liabilities and related penalties and interest for the period.

The difference between the projected GAAP net income (loss) per share and the projected non-GAAP net income (loss) per share of approximately $0.03 per share in the fourth quarter of 2009 is based on  expected stock compensation charges of $0.7 million, sales tax charges of $0.3 million, restructuring and severance charges of $0.4 million, and amortization of intangible assets of $0.5 million in the fourth quarter of 2009 which, when divided by an expected 62.3 million shares outstanding, results in the $0.03 per share difference.

Conference Call
iPass will host a conference call today to discuss its financial results, outlook and business activities at 2:00 PM Pacific Time (5:00 PM Eastern Time). The conference call will be accessible by telephone direct dial at +1 617-597-5364 with a participant passcode of 33639043.

The conference call will also be available live via webcast on the company’s web site at http://investor.ipass.com. The webcast will be available for replay until iPass reports its fourth quarter and full-year 2009 results.

The dial-in number for a telephone replay of the conference call is +1 617-801-6888 and will be available until November 19, 2009. The passcode for the replay is 49763283.

Cautionary Information About Forward-Looking Statements
The statements in this press release regarding iPass’ belief that its new mobility platform is scheduled for delivery at year end, that this new cloud-based platform will allow it to more effectively monetize and extend its leadership position in enterprise mobility services and continuing execution of its core business, that it will begin to use its new billing system in 2010, as well as its intent to return approximately an additional $20 million to its stockholders, and iPass’ projections of its fourth quarter 2009 financial results under the caption "Company Outlook" in this press release are forward-looking statements. Actual results may differ materially from the expectations contained in these statements due to a number of risks and uncertainties, including: the risk that the rate of decline in use of narrowband/dial technology as a means of enterprise connectivity may be faster than iPass predicts; the risk that the current economic downturn and the associated customer layoffs and travel reductions will have a greater negative impact on iPass than it predicts; the risk that the swine flu will cause travel reductions that will have a greater negative impact on iPass than it predicts; the risk that iPass will not be able to generate broadband revenues in the manner expected; rapidly emerging changes in the nature of markets served by iPass, which may not be compatible with iPass' services; increased competition, which may cause pricing pressure on the fees iPass charges; the risk that iPass could unexpectedly lose current integrated broadband access points if one or more current broadband access point providers perceive iPass’ services to be competing with the provider’s services in a manner that renders the relationship with iPass detrimental to the provider; the risk that iPass may not be able to establish additional relationships with broadband access point providers, including providers of 2.5G/3G/4G Mobile Data, at the level iPass expects and if it is unable to negotiate such relationships on terms acceptable to both iPass and the providers on the timeframe iPass currently expects for any number of reasons, including perceived competition with the providers; the risk that iPass may not be able to generate revenue from new services if market acceptance of those new services is not as iPass expects; the risk that iPass will experience unexpected technical  or other delays in the implementation of added functionality to its billing system; and the risk that the stock repurchase program described above is subject to certain conditions being met, such as the ability to return capital as permitted by law, which if they do not occur may result in no amounts, or a lesser amount, being returned to stockholders in the form of a stock repurchase or other form than currently anticipated.  Detailed information about these and other factors that could potentially affect iPass' business, financial condition and results of operations is included in iPass' Annual Report on Form 10-K under the caption "Item 1A. Risk Factors” of that report, filed with the Securities and Exchange Commission (the "SEC") on March 16, 2009, and iPass’ Quarterly Report on Form 10-Q filed with the SEC on August 7, 2009 and available at the SEC's Web site at www.sec.gov. iPass undertakes no responsibility to update the information in this press release if any forward-looking statement later turns out to be inaccurate.

Information Regarding Non-GAAP Financial Measures
This press release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). iPass management evaluates and makes operating decisions using various performance measures. In addition to iPass’ GAAP results, the company also considers non-GAAP net income (loss) and Adjusted EBITDA.  iPass further considers various components of non-GAAP net income (loss) such as non-GAAP earnings (loss) per diluted share.  Non-GAAP net income (loss) is generally based on the following components: revenues, network access expenses, network operations, research and development, sales and marketing and general and administrative expenses. Management considers all of these components when evaluating the company’s ongoing core operating performance. Non-GAAP net income (loss) consists of net income (loss) excluding equity plan-related compensation expenses, restructuring charges, the non-recurring sales tax charge and amortization of intangible assets which are charges and gains which management does not consider reflective of the company’s core operating business. Equity plan-related compensation expenses represent the fair value of all share-based payments to employees, including grants of employee stock options, as required ASC 718 Compensation – Stock Compensation. Restructuring charges consist of severance and benefits, excess facilities and asset-related charges, and also include strategic reallocations or reductions of personnel resources. Intangible assets consist primarily of purchased technology, trade names, customer relationships, employment agreements and other intangible assets issued in connection with acquisitions. The non recurring sales tax charge includes unremitted taxes and related interest and penalties. The company defines Adjusted EBITDA as net income (loss) before interest, income taxes, depreciation and amortization, restructuring charges, sales tax and related charges and stock compensation expense.

For purposes of comparability across other periods and with other companies in the company’s industry, the company reports non-GAAP net income (loss) as adjusted by the amount of additional taxes or tax benefit that the company would accrue using a normalized effective tax rate applied to the non-GAAP results.

Non-GAAP net income (loss), and Adjusted EBITDA are supplemental measures of the company’s performance that are not required by, nor presented in accordance with, GAAP.  Moreover, they should not be considered as an alternative to net income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of the company’s liquidity. The company presents non-GAAP net income (loss), and Adjusted EBITDA because the company considers them to be important supplemental measures of the company’s performance.

Management excludes from its non-GAAP net income (loss) certain recurring items to facilitate its review of the comparability of the company's core operating performance on a period to period basis because such items are not related to the company's ongoing core operating performance as viewed by management. Management uses non-GAAP operating expenses as one of the components for measurement of incentive compensation. Management uses this view of the company’s operating performance for purposes of comparison with its business plan and individual operating budgets and allocations of resources. Additionally, when evaluating potential acquisitions, management excludes the items described above from its consideration of target performance and valuation. More specifically, management adjusts for the following excluded items:

a) stock compensation expense;
b) restructuring and other charges;
c) amortization charges for purchased technology and other intangible assets resulting from the company's acquisition transactions;
d) material non-recurring charges.

Management adjusts for the excluded items because management believes that, in general, these items possess one or more of the following characteristics: their magnitude and timing is largely outside of the company's control; they are unrelated to the ongoing operation of the business in the ordinary course; they are unusual or infrequent and the company does not expect them to occur in the ordinary course of business; or they are non-operational, or non-cash expenses involving stock option grants.

iPass believes that the presentation of these non-GAAP financial measures is warranted for several reasons:

1) Such non-GAAP financial measures provide an additional analytical tool for understanding the company's financial performance by excluding the impact of items which may obscure trends in the core operating performance of the business;

2) Since the company has historically reported non-GAAP results to the investment community, the company believes the inclusion of non-GAAP numbers provides consistency and enhances investors' ability to compare the company's performance across financial reporting periods;

3) These non-GAAP financial measures are employed by the company's management in its own evaluation of performance and are utilized in financial and operational decision making processes, such as budget planning and forecasting;

4) These non-GAAP financial measures facilitate comparisons to the operating results of other companies in the company’s industry, which use similar financial measures to supplement their GAAP results, thus enhancing the perspective of investors who wish to utilize such comparisons in their analysis of the company's performance.

Set forth below are additional reasons why specific items are excluded from the company's non-GAAP financial measures:

a) While stock compensation calculated in accordance with ASC 718 constitutes an ongoing and recurring expense of the company, it is not an expense that typically requires or will require cash settlement by the company. The company therefore excludes these charges for purposes of evaluating core performance as well as with respect to evaluating any potential acquisition;

b) Restructuring and other charges are primarily related to severance costs and/or the disposition of excess facilities driven by modifications of business strategy. These costs are excluded because they are inherently variable in size, and are not specifically included in the company's annual operating plan and related budget due to the rapidly changing facts and circumstances typically associated with such modifications of business strategy;

c) Amortization charges for purchased technology and other intangible assets are excluded because they are inconsistent in amount and frequency and are significantly impacted by the timing and magnitude of the company's acquisition transactions. The company analyzes and measures the company’s operating results without these charges when evaluating the company’s core performance. Generally, the impact of these charges to the company's net income (loss) tends to diminish over time following an acquisition;

d) Material non-recurring charges such as sales tax and related interest and penalties are excluded because of their infrequent nature, they are not expected to occur in the ordinary course of business and are not used for the purpose of evaluating the company’s core performance;

e) Income tax expense (benefit) is adjusted in the non-GAAP tax-effected numbers by the amount of additional expense or benefit that the company would accrue if non-GAAP results were used instead of GAAP results in the calculation of tax liability, taking into consideration the company's long-term tax structure.

In the future, the company expects to continue reporting non-GAAP financial measures on a tax-effected basis excluding the items described above and the company expects to continue to incur expenses similar to the non-GAAP adjustments described above. Accordingly, exclusion of these and other similar items in the company’s non-GAAP presentation should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

The company believes Adjusted EBITDA is useful as a supplemental measure of the performance of the company's operations because  it helps investors evaluate and compare the results of operations from period to period by removing the accounting impact of the company's financing strategies, tax provisions, and depreciation and amortization, restructuring charges, material non-recurring sales tax and related charges and stock based compensation expense.

As stated above, the company presents non-GAAP financial measures because it considers them to be important supplemental measures of performance. However, non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for the company's GAAP results. In the future, the company expects to incur expenses similar to the non-GAAP adjustments described above and expects to continue reporting non-GAAP financial measures excluding such items. Some of the limitations in relying on non-GAAP financial measures are:

    --  The company's stock option and stock purchase plans are important components of incentive compensation arrangements and will be reflected as expenses in the company’s GAAP results for the foreseeable future under ASC 718.

    -- Amortization of intangibles, though not directly affecting iPass’ current cash position, represents the loss in value as the technology in the company’s industry evolves, is advanced or is replaced over time. The expense associated with this loss in value is not included in the non-GAAP net income (loss) presentation and therefore does not reflect the full economic effect of the ongoing cost of maintaining the company’s current technological position in the company’s competitive industry which is addressed through the company’s research and development program.

    -- Other companies, including other companies in iPass’ industry, may calculate non-GAAP financial measures differently than the company, limiting their usefulness as a comparative measure.

Pursuant to the requirements of SEC Regulation G, a detailed reconciliation between the company's GAAP and non-GAAP financial results is provided in this press release. Investors are advised to carefully review and consider this information strictly as a supplement to the GAAP results that are contained in this press release and in the company's SEC filings.

Included with this press release is a reconciliation of GAAP to non-GAAP financial measures for all periods presented in this press release (in thousands, except per share amounts).

About iPass Inc.
iPass helps enterprises unify the management of remote and mobile connectivity and devices. With iPass software and services, customers can create easy-to-use broadband solutions for their mobile workers, home offices and branch and retail locations, complete with device management, security validation and unified billing. iPass offerings are powered by its leading global virtual network, on-demand management platform, and award-winning client software. The iPass global virtual network unifies hundreds of wireless, broadband and dial-up providers in over 160 countries.  Hundreds of Global 2000 companies rely on iPass services, including Ford, Nokia, and Procter & Gamble. Founded in 1996, iPass is headquartered in Redwood Shores, California, with offices throughout North America, Europe and Asia. For more information, visit www.ipass.com.

CONTACT:
iPass Investor Relations
ir@ipass.com
650-232-4317

NOTE: iPass® is a registered trademark of iPass Inc.

iPASS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except share and per share amounts)

	September 30,	December 31,
	2009	2008

Assets

Current assets:
Cash and cash equivalents	$37,072	$33,077
Short-term investments	13,301	35,309
Accounts receivable, net	27,898	33,756
Prepaid expenses and other current assets	7,871	7,225
Short-term deferred income tax assets	101	101
Total current assets	86,243	109,468

Property and equipment, net	5,623	7,201
Other assets	6,083	6,364
Long-term deferred tax assets	79	79
Intangible assets, net	1,181	2,216
Total assets	$99,209	$125,328

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$12,786	$15,406
Accrued liabilities	14,684	12,176
Deferred revenue - short-term	5,221	5,736
Total current liabilities	32,691	33,318

Deferred revenue - long-term	1,913	1,958
Other long-term liabilities	967	255
Total liabilities	$35,571	$35,531

Stockholders' equity:
Common stock	62	61
Additional paid-in capital	224,364	242,160
Accumulated other comprehensive income	12	216
Accumulated deficit	(160,800)	(152,640)
Total stockholders' equity	63,638	89,797
Total liabilities and stockholders' equity	$99,209	$125,328

iPASS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Revenues	$42,555	$48,371	130,901	$145,099

Operating expenses:
Network access	17,610	20,147	54,250	61,588
Network operations	7,551	8,195	22,784	24,365
Research and development	3,597	3,845	10,836	12,288
Sales and marketing	8,037	10,724	23,223	31,403
General and administrative	10,316	6,123	22,403	18,476
Restructuring charges	920	30	4,301	60
Amortization of intangible assets	345	1,050	1,035	3,150
Total operating expenses	48,376	50,114	138,832	151,330

Operating income (loss)	(5,821)	(1,743)	(7,931)	(6,231)

Interest Income	103	445	531	1,604
Foreign exchange losses and other expenses	(372)	(741)	(593)	(945)

Loss before income taxes	(6,090)	(2,039)	(7,993)	(5,572)

Provision for (benefit from) income taxes	32	59	167	(656)

Net loss	$(6,122)	$(2,098)	$(8,160)	$(4,916)

Net loss per share:
Basic	$(0.10)	$(0.03)	$(0.13)	$(0.08)
Diluted	$(0.10)	$(0.03)	$(0.13)	$(0.08)
Number of shares used in per share calculations:
Basic	61,901,324	61,793,465	61,988,957	61,546,003
Diluted	61,901,324	61,793,465	61,988,957	61,546,003

iPASS INC.
RECONCILIATION OF GAAP TO NON-GAAP KEY FINANCIAL METRICS
(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2009	2009	2008	2009	2008

(a) Stock compensation included in the expense line items:
Network operations	$208	$348	$314	$699	$872
Research and development	156	114	203	375	432
Sales and marketing	242	(303)	325	69	486
General and administrative	378	261	643	862	2,131
Total amortization of stock-based compensation	$984	$420	$1,485	$2,005	$3,921

A reconciliation between net income (loss) on a GAAP basis and non-GAAP net income, net of tax effect, is as follows:
GAAP net income (loss)	$(6,122)	$975	$(2,098)	$(8,160)	$(4,916)
(a) Amortization of stock compensation	984	420	1,485	$2,005	$3,921
(b) Restructuring charges	920	47	30	4,301	60
(c) Amortization of intangibles	345	345	1,050	1,035	3,150
(d) Sales tax and related charges	4,750	--	--	4,750	--
Non-GAAP net income	$877	$1,787	$467	$3,931	$2,215

A reconciliation between net income (loss) per diluted share on a GAAP basis and non-GAAP net income per diluted share, net of tax effect, is as follows:
GAAP diluted net income (loss) per share	$(0.10)	$0.02	$(0.03)	$(0.13)	$(0.08)
Per share effect of stock compensation, restructuring charges, amortization of intangibles, sales tax and related charges	0.11	0.01	0.04	0.19	0.12
Non-GAAP diluted net income per share	$0.01	$0.03	$0.01	$0.06	$0.04
Non-GAAP diluted shares	62,558,172	62,282,771	62,228,453	62,242,629	62,138,848

A Reconciliation of net income (loss) to adjusted EBITDA is as follows:
GAAP net income (loss)	$(6,122)	$975	$(2,098)	$(8,160)	$(4,916)
(a) Amortization of stock compensation	984	420	1,485	2,005	3,921
(b) Restructuring charges	920	47	30	4,301	60
(c) Amortization of intangibles	345	345	1,050	1,035	3,150
(d) Sales tax and related charges	4,750	--	--	4,750	--
Depreciation of property and equipment	1,100	1,104	1,353	3,439	4,165
Interest income	(103)	(174)	(445)	(531)	(1,604)
Provision for (benefit from) income taxes	32	57	59	167	(656)
Adjusted EBITDA	$1,906	$2,774	$1,434	$7,006	$4,120